Exhibit 4.2

MARATHON OIL CORPORATION
4.400% Senior Notes due 2027
A series of Securities are hereby established pursuant to Section 3.01 of the Indenture dated as of February 26, 2002 between Marathon Oil Corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A., successor in interest to JPMorgan Chase Bank (the “Trustee”), relating to senior debt securities of the Company (the “Indenture”) as follows:
Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Indenture.
The title of such series of Securities shall be the “4.400% Senior Notes due 2027” (the “Notes”). The Notes will be offered pursuant to the Indenture. The price to the public at which the Notes shall be issued is 99.634%.
The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture shall be $1,000,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 3.04, 3.05, 3.06, 9.06 or 11.07 of the Indenture, and except for any Notes which, pursuant to Section 3.03 of the Indenture, shall be deemed never to have been authenticated and delivered thereunder).
The date on which the principal of the Notes is due and payable, unless accelerated pursuant to the Indenture, is July 15, 2027.
The Notes shall bear interest at the rate of 4.400% per annum. The date from which interest shall accrue for the Notes shall be July 24, 2017. Interest shall be payable semiannually on January 15 and July 15 of each year (each, an “Interest Payment Date”), commencing January 15, 2018, to each Person in whose name the Notes (or one or more Predecessor Securities) are registered at the close of business on the Regular Record Date for such interest, except that interest payable at Maturity shall be paid to the same Persons to whom principal of the Notes is payable. The Regular Record Dates for interest payable on the Notes shall be January 1 or July 1 (as the case may be), whether or not a Business Day, immediately preceding an Interest Payment Date. Interest on the Notes shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The Notes shall be issuable only in denominations of $1,000 and any integral multiple thereof. Subject to any prior conditions stated in the Indenture, the Notes shall be issued in definitive form.
The place or places where (a) the principal of, premium (if any) and interest on the Notes shall be payable, (b) the Notes may be surrendered for registration of transfer or for exchange and (c) notices may be given to the Company in respect of the Notes, is the Corporate Trust Office of the Trustee in New York, New York, or such other offices or agencies maintained for such purposes as the Company may designate from time to time and in accordance with the Indenture; provided that payment of interest, other than at Maturity, may be made, at the option of the Company, by check mailed to the address of the Person entitled thereto as of the Trustee in New York, New York, or such other offices or agencies maintained for such purposes as the Company may designate from time to time and in accordance with the Indenture; provided that payment of interest, other than at Maturity, may be made, at the option of the Company, by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by electronic funds transfer to an account maintained by the Person entitled thereto as such account shall appear in the Security Register.
The Notes are subject to redemption upon not less than 30 nor more than 60 days’ notice, in whole or in part, at the election of the Company, at any time prior to April 15, 2027 (three months prior to the maturity date) at a Redemption Price equal to the greater of (1) 100% of the principal amount of such Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 35 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the Redemption Date. At any time on or after April 15, 2027 (three months prior to the maturity date), the Notes are subject to redemption upon not less than 30 nor more than 60 days’ notice, in whole or in part, at the election of the Company, at a Redemption Price equal to 100% of the principal amount of such Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the Redemption Date. For purposes of the foregoing:
“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York or Houston, Texas and on which commercial banks are open for business in New York, New York and Houston, Texas.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.
“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.
“Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints to act as the Independent Investment Banker from time to time.
“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, Scotia Capital (USA) Inc., SG Americas Securities, LLC, TD Securities (USA) LLC and their respective affiliates or successors which the Company specifies from time to time; provided, however, that if any of them ceases to be a dealer in U.S. Government securities (each a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.
Notice of the redemption will be sent at least 30 but not more than 60 days prior to the Redemption Date to each Holder of record of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the series and amount of Notes to be redeemed, the redemption date, the redemption price (or method of calculation of such redemption price if such redemption price is not then determinable) and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date. If fewer than all of the Notes are to be redeemed, then not more than 60 days prior to the Redemption Date, the particular Notes or portions thereof for redemption from the Outstanding

Notes not previously called will be selected in accordance with the procedures of The Depository Trust Company (“DTC”).
The Notes are not subject to any sinking fund or analogous provisions. The Notes will not be redeemable at the option of the Holder thereof prior to Maturity.
The Company will not pay additional amounts on any of the Notes to Holders in respect of any tax, assessment or governmental charge withheld or deducted.
The Notes may be purchased only in currency of the United States and payment of principal of, premium, (if any), and interest on the Notes will only be made in currency of the United States.
The Events of Default and covenants specified in the Indenture will apply to the Notes without additions or changes.
One hundred percent (100%) of the principal amount of the Notes will be payable upon declaration of acceleration of the Maturity thereof pursuant to Section 5.02 of the Indenture.
The defeasance and covenant defeasance provisions of Article XIII of the Indenture will apply to the The Events of Default and covenants specified in the Indenture will apply to the Notes without additions or changes.
One hundred percent (100%) of the principal amount of the Notes will be payable upon declaration of acceleration of the Maturity thereof pursuant to Section 5.02 of the Indenture.
The defeasance and covenant defeasance provisions of Article XIII of the Indenture will apply to the Notes.
The last paragraph of Section 10.05 of the Indenture shall be amended in its entirety as follows:
“Notwithstanding the foregoing restriction contained in this Section 10.05, the Company may and may permit its Subsidiaries to incur liens or grant Mortgages on property covered by the restriction above so long as the net book value of the property so encumbered, together with all property subject to the restriction on sale and leasebacks contained in Section 10.06, does not, at the time such lien or Mortgage is granted, exceed fifteen percent (15%) of Consolidated Net Tangible Assets.”

The Notes shall be issued in the form of one or more Global Securities (the “Global Notes”). The Depository for the Global Notes shall be DTC, and the Global Notes shall be registered in the name of DTC or Cede & Co., as a nominee of DTC. Except as set forth in Sections 2.03 or 3.05 of the Indenture, such Global Notes may only be transferred, in whole and not in part, to the Depository or another nominee of the Depository.
The Trustee will initially act as the Security Registrar for the Notes and as the Paying Agent with respect to the Notes.
The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit 1 hereto.

Exhibit 1
[See attached]

EXHIBIT 1
[Form of Note]

4.400% Senior Notes Due 2027

No. [ ]	[ ]

CUSIP No. 565849API

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
MARATHON OIL CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [ ] on July 15, 2027 and to pay interest thereon from July 24, 2017 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on January 15 and July 15 in each year commencing January 15, 2018, at the rate of 4.400% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record

Date for such interest, except that interest payable at Maturity shall be paid to the same Persons to whom principal of the Notes is payable. The Regular Record Dates for interest payable on the Notes shall be January 1 or July 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange all as more fully provided in said Indenture.
Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by electronic funds transfer to an account maintained by the Person entitled thereto as specified in the Security Register, provided that such Person shall have given the Trustee written instructions.
Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

MARATHON OIL CORPORATION

By:______________________________
Name:    Dane E. Whitehead
Title:     Executive Vice President and Chief
Financial Officer

Attest:______________________________
Name:    Morris R. Clark
Title:     Vice President and Treasurer

CERTIFICATE OF AUTHENTICATION

This is the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
As Trustee

By: ______________________________
Authorized Signatory

Dated: